Exhibit 10.13

CADENCE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2014)

CADENCE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2014)

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ARTICLE IX HARDSHIP WITHDRAWALS AND OTHER DISTRIBUTIONS		9

9.1	Hardship Withdrawals	9
9.2	Benefits Payable on Termination for Cause	10
9.3	Early Payments	11
9.4	Disability	11
9.5	Change in Control	11

ARTICLE X PLAN ADMINISTRATION; TRANSITION RULES		11

10.1	Powers	11
10.2	Payments	11
10.3	Delegation of Administrative Authority	12
10.4	Claims	12
10.5	Specified Employee Delay	13
10.6	Small Benefits	14

ARTICLE XI PARTICIPANTS’ RIGHTS		14

11.1	Spendthrift Provision	14
11.2	No Continued Employment	14
11.3	Obligation for Benefit Payments	14
11.4	Taxes	14
11.5	Company’s Protection	14

ARTICLE XII MISCELLANEOUS		15

12.1	Termination of Plan	15
12.2	Funding	15
12.3	Inurement	15
12.4	No Effect on Other Benefits	15
12.5	Amendment and Modification	16
12.6	Governing Law	16
12.7	Transition Election	16
12.8	Construction	16

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Exhibit 10.13

CADENCE FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN

(Amended and Restated as of January 1, 2014)

Whereas, the Company maintains the Plan;

Whereas, the Company desires to amend and restate the Plan, effective as of January 1, 2014; and

Whereas, under Section 12.5 of the Plan, the Board maintains the right to amend the Plan; and

Whereas, the Board has approved of the amendment and restatement of the Plan as set forth herein;

Now Therefore, effective as of January 1, 2014, the Plan is amended and restated as follows:

ARTICLE I

PURPOSE

The Plan is intended to be an unfunded deferred compensation arrangement for the benefit of key management officers and employees of the Company and its Affiliates within the meaning of ERISA. As such, this Plan is not intended to constitute an employee benefit plan under ERISA and is not intended to be subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation of the Company or its Affiliates to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant or Beneficiary to enforce such obligation shall be solely as a general creditor of the Company. The Plan is not intended to constitute a qualified employee benefit plan within the meaning of Code Section 401(a).

ARTICLE II

DEFINITIONS

2.1 Affiliate means any corporation or other form of entity of which the Company owns, directly or indirectly, 80% or more of the total combined voting power of all classes of stock or other equity interests, provided that such entity is designated by the Committee as a participating entity hereunder. The Affiliates designated as participating entities hereunder are set forth on Exhibit A hereto, as the same may be amended from time to time.

2.2 Basic Compensation means the base salary and any commission paid by the Company or an Affiliate to a Participant for services to be rendered during a calendar year, but determined before reduction for compensation deferred pursuant to this Plan or any other plan of deferred compensation maintained by the Company or an Affiliate, including any such plan maintained in accordance with Code Section 401(k) or Code Section 125. For this purpose, Basic Compensation shall not include the amount of any long-term disability benefit or any form of retirement or deferred compensation payment distributed from a plan or arrangement sponsored by the Company or an Affiliate or any form of severance benefit paid by the Company or an Affiliate. With respect to base salary for any Plan Year, Basic Compensation shall include only those amounts actually paid in such year.

2.3 Beneficiary means the person, persons, entity or entities designated by a Participant in accordance with Section 8.1 hereof to receive death benefits hereunder.

2.4 Benefit Payment Date means the date or dates on which a Participant’s Fixed Payment Benefit or Retirement Benefit becomes payable. A Participant’s initial Benefit Payment Date shall be the date or event designated on Schedule A hereto. If a Participant’s Retirement Benefit is paid in the form of installments, after the initial Benefit Payment Date each succeeding payment date shall be made the first business day of February, provided that no more than one installment shall be paid in any calendar year. The Committee may limit the number of years for which the Benefit Payment Date is elected with respect to a Fixed Payment Deferral (for example, 20 years).

2.5 Board means the Board of Directors of the Company.

2.6 Bonus means an amount payable to a Participant under a separate plan, policy, or program maintained by the Company or an Affiliate. Incentive Bonus means a Bonus that satisfies the performance-based compensation requirements imposed under Treasury Regulation 1.409A-1(e), and is designated as such by the Committee.

2.7 Cause has the meaning set forth in Section 9.2.

2.8 Change in Control has the meaning set forth in the Company’s Long-Term Incentive Compensation Plan, as the same may be modified, replaced or amended from time to time; provided, however, that an event will only constitute a Change in Control if and to the extent it is permitted to be a Change in Control as described in Treasury Regulation Section 1.409A-3(i)(5).

2.9 Code means the Internal Revenue Code, as amended.

2.10 Committee means the administrator of this Plan; the Compensation Committee of the Board shall act as the Committee hereunder.

2.11 Company means Cadence Financial Corporation.

2.12 Company Contributions means the amount credited to a Participant’s Deferred Benefit Account, if any, in accordance with Section 5.1 hereof.

2.13 Deferred Benefit Account or Account means one or more accounts maintained on the books of the Company with respect to each Participant hereunder.

2.14 Determination Date means the Annual Determination Date and such other dates as may be designated, from time to time, by the Committee. Annual Determination Date means the last day of the Plan Year. The designation of such Determination Dates need not be uniform as to all Deferred Benefit Accounts maintained hereunder.

2.15 Disabled or Disability means that a Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.16 ERISA means that the Employee Retirement Income Security Act of 1974, as amended.

2.17 Financial Hardship means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.18 Fixed Payment Deferral means the deferral of a Participant’s Basic Compensation and/or Bonus for a designated period of not less than 24 months plus one (1) day, measured from the last day of the Plan Year with respect to which such Basic Compensation or Bonus is earned, subject to the default provisions of the Plan.

2.19 Fixed Payment Benefit means the benefit payable with respect to a Fixed Payment Deferral.

2.20 Participant means an executive officer, manager, or other key employee of the Company or an Affiliate, each of whom is designated in accordance with Article III hereof.

2.21 Plan means this Cadence Financial Corporation Deferred Compensation Plan, as it may be amended, restated, or replaced from time to time; such Plan previously known as the NBC Capital Corporation 2005 Deferred Compensation Plan.

2.22 Plan Year means the 12-month period beginning each January 1st and ending each December 31st.

2.23 Retirement Deferral means the deferral of a Participant’s Basic Compensation and/or Bonus until Separation from Service in the form elected by the Participant, subject to the default provisions of the Plan.

2.24 Retirement Benefit means a benefit payable with respect to a Retirement Deferral.

2.25 Schedule A means one or more written schedules that provide for (a) the deferral of a Participant’s Basic Compensation and/or Bonus hereunder, (b) the designation of a Benefit Payment Date, and/or (c) an election as to a form of benefit payment, which schedules may be revised from time to time by the Committee.

2.26 Separation from Service (and variations thereof) means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that the Participant will perform no further services for the Company and its Affiliates, whether as an Employee or an independent contractor. Notwithstanding the foregoing, a Participant shall be deemed to incur a Separation from Service if he or she continues to provide services to the Company or Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as an Employee or independent contractor, during the immediately preceding 36-month period.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

Participants hereunder shall be executive officers, managers, and other key employees of the Company or an Affiliate, who may be designated individually or by groups or categories, in the discretion of the Committee. The Committee shall notify each executive officer, manager, or other key employee of his or her eligibility to participate in this Plan. Participation shall commence upon the execution of a Schedule A or similar agreement as provided herein.

ARTICLE IV

DEFERRALS

4.1 Deferral of Basic Compensation. A Participant shall be entitled to elect to defer an amount not to exceed 25% of his or her Basic Compensation in accordance with the following rules:

(a) During the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; such election shall be effective with respect to Basic Compensation payable for services performed after such election is received and accepted by the Committee; and

(b) During the 30-day period immediately preceding the last day of the final regularly scheduled payroll period each Plan Year (or such other period permitted by the Committee); such election shall be effective with respect to Basic Compensation payable during the succeeding Plan Year.

4.2 Deferral of Bonus. A Participant shall be entitled to elect to defer up to 100% of his or her Bonus pursuant to a separate election on Schedule A hereto, subject to the following rules:

(a) Subject to the approval of the Committee, during the 30-day period immediately following receipt of an initial notice of participation in accordance with Article III hereof; or

(b) At the time prescribed under Section 4.1(b) hereof.

As to an Incentive Bonus, a Participant shall be entitled to elect to defer up to 100% of such Bonus not later than the date that is at least six months prior to the date on which the performance or similar period applicable to such Bonus expires or during such other election period as may be designated by the Committee.

4.3 Fixed Payment Deferrals. A Participant may designate all or a portion of any Basic Compensation or Bonus deferred hereunder as a Fixed Payment Deferral at the time or times prescribed under Section 4.1 or 4.2 hereof, as the case may be, subject to the following additional rules:

(a) A Participant’s designation of Basic Compensation or Bonus as a Fixed Payment Deferral shall be irrevocable;

(b) A Participant shall designate the Benefit Payment Date applicable to such Fixed Payment Deferral, which designation shall be irrevocable; and

(c) Notwithstanding any provision of this Plan to the contrary, the amount of a Participant’s Fixed Payment Deferral (as adjusted for income, gain, or loss) shall be distributed on the Benefit Payment Date in the form of a single-sum payment determined as of the Determination Date that coincides with or immediately precedes the Benefit Payment Date designated by such Participant on his or her Schedule A.

With respect to Fixed Payment Deferrals made with respect to compensation earned on or after January 1, 2014, payment of the Fixed Payment Deferral will be made upon the earlier of the Benefit Payment Date applicable to such Fixed Payment Deferral or Separation from Service.

4.4 Time and Form of Deferral Election. An election to defer Basic Compensation or Bonus hereunder shall be made, in writing, and shall be irrevocable during the Plan Year with respect to which the election relates. The Committee, in its discretion, may further limit or increase the amount of Basic Compensation or Bonus subject to deferral hereunder, may prescribe a minimum deferral amount, may designate additional forms of remuneration for deferral under the Plan, may permit multiple Benefit Payment Dates or forms of payment with respect to amounts deferred hereunder, and may adopt such additional procedures as the Committee deems necessary or appropriate. An election to defer Basic Compensation or Bonus hereunder shall be deemed made upon receipt and acceptance by the Committee.

4.5 Default for Elections. The following default rules shall apply to deferral elections unless otherwise specified by the Committee in the election forms:

(a) If an election does not designate whether it is a Retirement Deferral or Fixed Payment Deferral, it will be deemed to be a Retirement Deferral.

(b) If an election designates a Fixed Payment Deferral without a Benefit Payment Date, the Benefit Payment Date will be the earliest date allowable under the Plan.

(c) If an election designates a Retirement Deferral in the form of installments without designating the number of installments, the Retirement Deferral will be paid in a single sum.

(d) If an election does not provide investment elections or is deemed by the Committee to be incomplete (and no prior investment elections for the Plan are on file with the Committee), then the investment election shall be deemed to be for the default fund established by the Committee. If prior elections are on file with the Committee, the Committee may use the prior elections or the default fund, in its discretion.

ARTICLE V

COMPANY CONTRIBUTIONS

5.1 Company Contributions. The Committee, in its sole discretion, may credit an additional amount to the Deferred Benefit Account of any Participant hereunder. Any such contribution need not be uniform with respect to all Participants, but may be made with respect to any Participant or group of Participants in such amounts and at such times as may be designated by the Committee.

5.2 Vesting. The Committee, in its discretion, may establish a vesting schedule with respect to any Company Contribution hereunder (including earnings, gains or losses allocable to such amount). The Committee shall provide written notice of any such schedule to each affected Participant; any such schedule need not be uniform with respect to all affected Participants or each Company Contribution hereunder.

ARTICLE VI

MAINTENANCE AND INVESTMENT OF DEFERRED BENEFIT ACCOUNTS

6.1 Establishment of Accounts. The Company shall establish and maintain one or more Deferred Benefit Accounts, which account or accounts shall be credited with a Participant’s Basic Compensation or Bonus deferred and Company Contributions made hereunder, if any. A Deferred Benefit Account may be administered as one or more subaccounts to facilitate (a) the maintenance of any vesting schedule imposed hereunder, (b) the administration of Fixed Payment Deferrals, (c) the administration of a particular method of crediting income, gain, or losses, (d) the administration of a particular method or time of payment, (e) the payment of installments, or (f) for such other purpose as the Committee may deem necessary or appropriate.

6.2 Status of Accounts. An Account established hereunder shall be a bookkeeping entry only. The establishment and maintenance of any such account shall not be deemed to create a trust or other form of fiduciary relationship between the Company (or an Affiliate) and any Participant or Beneficiary or otherwise create, for the benefit of any Participant or Beneficiary, an ownership interest in or expectation of any specific asset of the Company (or of any Affiliate).

6.3 Investment Policy. The Committee may establish an investment policy with respect to amounts credited to Accounts maintained hereunder, which policy shall be attached hereto as Exhibit B. Such policy, if maintained, may provide for the aggregation and investment of all Accounts, for the investment of such accounts in accordance with the specifications of each Participant, or for a combination thereof. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Accounts maintained hereunder.

If the Committee determines that the Accounts shall be aggregated for investment purposes, the Committee in its discretion shall direct the manner in which gain or loss is determined hereunder. The exercise of such discretion may include, but shall not be limited to, the appointment of an investment advisor or discretionary trustee to direct the investment and reinvestment of amounts credited to the Accounts.

If the Committee permits Participants to provide investment specifications with respect to Accounts maintained hereunder, such specifications shall be deemed to be advisory only and shall not bind the Company, an Affiliate, or the Committee to acquire any specific property or to invest the assets of any trust established in connection with this Plan in accordance therewith. Such specifications shall relate to investment in the types of property, including open or closed end mutual funds, common or collective funds or other pooled or collective accounts, as may be designated, from time to time, by the Committee. The Committee shall adopt rules governing investment specifications hereunder, including, without limitation (a) the increments in which such specifications shall be expressed, (b) the time or times at which changes can be made, (c) distinctions between the investment of prospective contributions and existing balances, and (d) such other procedures as the Committee may determine are necessary or appropriate. Such rules need not be uniform as to all Participants and may be expressed in the form of written procedures or informally, as administrative practices.

If a Participant ceases to be an employee of the Company or an Affiliate for any reason, the Committee, in its sole discretion, may direct that gain or loss credited to such Participant’s Accounts be determined with respect to one or more investments designated by the Committee or may permit such Participant or Beneficiary to continue to specify the investments in which his or her Accounts are deemed to be invested. Such determination shall be made in the sole discretion of the Committee and need not be uniform as to all Participants.

6.4 Accounting. As of each Determination Date, a Participant’s Accounts or subaccounts, as the case may be, shall be adjusted as follows:

(a) There shall be credited to each Deferred Benefit Account maintained hereunder the amount of any Basic Compensation or Bonus deferred since the prior Determination Date.

(b) Any Company Contributions since the immediately preceding Determination Date shall be credited to each affected Participant’s Deferred Benefit Account.

(c) Income, gain, or loss shall be credited (or charged) to the Participant’s Accounts for the period since the immediately preceding Determination Date.

(d) The Participant’s Accounts shall be reduced by any payment or other form of distribution made since the immediately preceding Determination Date.

6.5 Valuation Notice. At least as frequently as each Annual Determination Date, the Committee shall furnish each Participant with a valuation notice, which shall include the amounts credited to the Participant’s Accounts and the income, gains, or losses allocated to such Accounts since the immediately preceding Determination Date.

ARTICLE VII

RETIREMENT BENEFITS

7.1 Form of Distribution. A Participant shall be entitled to elect to receive his or her Retirement Benefit in the form of (a) a single-sum payment, or (b) substantially equal annual installment payments for a period designated by such Participant, but not in excess of ten consecutive years. Any such election shall first be made on Schedule A hereto as of the time prescribed in Section 4.1(a) hereof. Except as may be otherwise permitted by the Committee, any such election shall apply to the aggregate amount of Retirement Deferrals and Company Contributions (as adjusted for income, gain, or loss) credited to a Participant’s Accounts, from time to time.

7.2 Benefit Payment Date. A Participant shall first designate a Benefit Payment Date for Retirement Deferrals on Schedule A hereof at the time prescribed in Sections 4.1 and 4.2 hereof. Unless otherwise permitted by the Committee, any such designation shall apply to the aggregate amount credited to his or her Accounts, from time to time.

7.3 Amount of Retirement Benefit. The amount of a Participant’s Retirement Benefit hereunder shall equal the vested amount credited to such Participant’s Accounts, determined in accordance with the following rules:

(a) If such benefit is paid in the form of a single-sum, such benefit shall be determined as of the Determination Date that coincides with or immediately precedes such Participant’s Benefit Payment Date.

(b) If such benefit is paid in the form of installments, the amount of each annual installment shall equal the vested value of the Participant’s Accounts as of the Annual Determination Date that coincides with or immediately precedes the payment date multiplied by a fraction (i) the numerator of which is one, and (ii) the denominator of which is the number of annual installments then remaining to be paid pursuant to the Participant’s election. During the installment period, the Participant’s Accounts shall be credited with income, gain, or loss in accordance with the provisions of Article VI hereof. To facilitate installment distribution hereunder, each Participant’s deemed investments shall be liquidated on a pro-rata basis, unless the Committee provides otherwise.

(c) If a Participant has elected to defer his or her Bonus with respect to the year in which his or her Benefit Payment Date occurs (i) if the Participant has elected a single-sum payment, such Bonus shall be paid on the Benefit Payment Date in the form of a single-sum determined as of the Determination Date that coincides with or immediately follows the date on which the Bonus is credited to the Participant’s Deferred Benefit Account hereunder, or (ii) if the Participant has elected installment payments, such Bonus shall be added to such Participant’s Deferred Benefit Account and administered in accordance with subparagraph (b) hereof.

7.4 Modification of Schedule A. A Participant shall be entitled to modify the time and/or form of payment determined under Section 7.1 or 7.2 hereof, subject to the following:

(a) Any such modification shall be effective no earlier than twelve (12) months following the date on which it is received and accepted by the Committee;

(b) Any such modification shall designate a Benefit Payment Date that is not less than five (5) years after the Benefit Payment Date then in effect; and

(c) Any such modification shall be made not less than twelve (12) months before the Benefit Payment Date then in effect.

If a Participant has designated installment payments, for purposes of this Section 7.4, such installments shall be treated as a single payment commencing on the Participant’s initial Benefit Payment Date.

ARTICLE VIII

DEATH BENEFITS

8.1 Beneficiary Designation. A Participant shall be entitled to designate one or more Beneficiaries on forms provided by the Committee. Any such designation may be modified by delivery of a new designation to the Committee. Any designation or modification shall be effective upon its receipt and acceptance by the Committee. If a Participant fails to designate a Beneficiary or if a Participant’s designation cannot be administered, any death benefit payable hereunder shall be paid:

(a) First to the Participant’s spouse, if he or she survives the Participant;

(b) Second, to the Participant’s children, in equal shares, if the Participant is not survived by a spouse; or

(c) Third, to the Participant’s estate, if the Participant is not survived by a spouse or children.

8.2 Death Benefit. If a Participant dies before his or her Account has been distributed in its entirety and the Committee is notified of the death within seventy-five (75) days of the date of death, the vested balance of such Account shall be distributed to the deceased Participant’s Beneficiary in the form of a single-sum payment within ninety (90) days after the Participant’s date of death, provided that the Beneficiary shall have no discretion to designate the taxable year of payment.

ARTICLE IX

HARDSHIP WITHDRAWALS AND OTHER DISTRIBUTIONS

9.1 Hardship Withdrawals. If a Participant experiences a Financial Hardship, such Participant shall receive all or a portion of his or her Accounts in the form of an immediate single-sum payment, subject to the limitations set forth below:

(a) A request for withdrawal shall be made, in writing, and shall set forth the circumstances surrounding the Financial Hardship. As a condition of and part of such request, the Participant shall provide to the Committee his or her written representation that (i) the hardship cannot be relieved by insurance or other reimbursement reasonably available to the Participant, (ii) the hardship can only be relieved by liquidation of the Participant’s assets and any such liquidation would itself result in severe damage or injury to the Participant, and (iii) the Participant has no reasonable borrowing capacity to relieve the hardship. The Committee shall be entitled to request such additional information as may be reasonably required to determine whether a Financial Hardship exists and the amount of the hardship and to establish additional conditions precedent to the review or granting of a request for a withdrawal on account of a Financial Hardship.

(b) If the Committee determines that a Financial Hardship exists, the Committee shall authorize the immediate withdrawal of an amount required to meet the financial need created by such hardship, including any taxes payable on account of such withdrawal.

(c) In the event of a withdrawal hereunder, such Participant’s deferrals hereunder shall cease until the end of the Plan Year in which such withdrawal is made.

9.2 Benefits Payable on Termination for Cause. Notwithstanding any other provision of this Plan to the contrary, if a Participant has a Separation from Service for Cause, the Participant’s participation in this Plan shall be terminated, and the Participant shall not be entitled to any form of benefit hereunder; provided, however, that the Participant shall be paid the principal amount of such Participant’s Basic Compensation and/or Bonus deferred hereunder, as adjusted for earnings or losses (but not Company Contributions or the earnings or losses thereon) in the form elected by such Participant.

For purposes of this Section 9.2 and unless otherwise defined in a separate employment or similar agreement between the Company (or an Affiliate) and a Participant, the term “Cause” means that a Participant has:

(a) Committed an intentional act of fraud, embezzlement, or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation;

(b) Committed intentional damage to the property of the Company (or an Affiliate) or committed intentional wrongful disclosure of confidential information which is materially injurious to the Company’s (or an Affiliate’s) financial condition or business reputation; or

(c) Intentionally refused to perform the material duties of his or her position.

No act or failure to act on the part of the Participant will be deemed “intentional” if due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by a Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company (or an Affiliate). The Committee (or its designee) shall determine in its sole and absolute discretion whether termination for Cause has occurred hereunder.

9.3 Early Payments. Notwithstanding any provision of this Plan to the contrary, the Committee shall direct the distribution to any Participant in the form of an immediate single-sum payment all or any portion of the amount then credited to a Participant’s affected Deferred Benefit Account if an Adverse Determination is made with respect to such amount credited to Participant’s Account. For this purpose, the term “Adverse Determination” shall mean that, based upon Federal tax or revenue law, a published or private ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury, a decision by a court of competent jurisdiction, a closing agreement made under Section 7121 of the Code that is approved by the Internal Revenue Service and involves such Participant or a determination of counsel, a Participant has or will recognize income for Federal income tax purposes with respect to any amount that is or will be payable under this Plan before it is otherwise to be paid hereunder.

9.4 Disability. If a Participant becomes Disabled, he or she shall receive a distribution of the vested amount then credited to his or her Account in the form of two substantially equal annual installments, the first such installment to be paid 90 days after the Participant becomes Disabled and the subsequent installment paid at the time prescribed under Section 2.4.

9.5 Change in Control. Upon the occurrence of a Change in Control and notwithstanding any election to the contrary, each Participant hereunder shall receive the balance then credited to his or her Account in the form of a single-sum payment. A Participant shall be fully vested upon a Change in Control. Payment shall be made hereunder within 30 days following the occurrence of a Change in Control, provided that the Participant may not designate the taxable year of payment.

ARTICLE X

PLAN ADMINISTRATION; TRANSITION RULES

10.1 Powers. This Plan and all matters related thereto shall be administered by the Committee. The Committee shall have the power and authority to interpret the provisions of this Plan and shall determine all questions arising under the Plan including, without limitation, all questions concerning administration, eligibility, the determination of benefits hereunder, and the interpretation of any form or other document related to this Plan. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, to instruct any trustee as to the investment of any asset held for the purposes described in Section 12.2, hereof, and to correct any defect, supply any omission, or reconcile any inconsistency in this Plan. Any determination by the Committee need not be uniform as to all or any Participant hereunder. Any such determination shall be conclusive and binding on all persons. The Committee shall engage the services of such independent actuaries, accountants, attorneys, and other administrative personnel as it deems necessary to administer the Plan.

10.2 Payments. The Committee shall have the power and authority to finally determine the time and amount of any distribution or withdrawal hereunder, subject to the provisions of this Plan and each Participant’s Schedule A. The Committee shall direct the trustee of any trust established pursuant to Section 12.2, hereof, in writing, as to any such distribution or withdrawal.

10.3 Delegation of Administrative Authority. The Committee may delegate to one or more officers or employees of the Company such power and authority as may be reasonably necessary to perform ministerial functions under the Plan and to provide for the administration of Accounts established hereunder. Without the necessity of further action, the Committee shall be deemed to have delegated the following functions and duties:

(a) To the appropriate officers and employees of the Company, the power and authority to administer enrollments, distributions, and deferrals hereunder; and

(b) To the Trust Committee of Cadence Bank, the power and authority to review, modify, substitute or remove any notional investment otherwise available under Section 6.3 hereof.

10.4 Claims. If a Participant (or Beneficiary) believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, on forms acceptable to the Committee. At such time, the Participant (or Beneficiary) will be given the information and materials necessary to complete any request for the distribution of a benefit.

If the request for distribution or withdrawal is disputed or denied by the Committee, the following action shall be taken:

(a) First, the Participant (or the Beneficiary) will be notified, in writing, of the dispute or denial as soon as possible after receipt of the request for a distribution. Typically, the Participant shall be notified within 90 days (45 days with respect to a denial of any claim for benefits due to Disability) after the Committee receives his or her claims unless the Committee determines that special circumstances require an extension of time. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of 90 days (30 days with respect to a claim for benefits due to Disability) from the end of such initial period. With respect to a claim for benefits due to Disability, an additional extension of up to 30 days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(b) Second, the Participant (or the Beneficiary) shall be entitled to full review of his or her request for a distribution. A Participant (or Beneficiary) desiring a review of the dispute or denial must request such a review, in writing, not later than 60 days (180 days with respect to any claim for benefits due to Disability) after the notification of the dispute or denial is received. During such time, the Participant will have the opportunity to submit written comment, documents, records, and other information relating to the claim for benefits. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. During the review, the Participant (or the Beneficiary) may be represented by counsel.

(c) The Committee shall render its decision within 60 days (45 days with respect to any claim for benefits due to Disability) after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Beneficiary), in writing, and the decision shall be rendered no later than 120 days (90 days with respect to any claim for benefits due to Disability) after the receipt of the request.

Any decision by the by the Committee shall be made in writing and shall include the following information:

(a) The specific reasons for the action taken;

(b) Specific reference to the provisions of the Plan upon which the decision is based;

(c) If the Participant is entitled to an appeal of such decision, a description of any additional information necessary to present such appeal and an explanation of the appeal procedures; and

(d) An explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

No member of the Committee or any other persons acting on behalf of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his own willful misconduct or lack of good faith. Claimants who are members of the Committee shall not participate in any action or determination regarding their own benefits hereunder.

10.5 Specified Employee Delay. Notwithstanding any provision of the Plan or ancillary form or agreement to the contrary, in the event any Participant hereunder is a Specified Employee as of his or her Separation from Service and he or she receives the distribution of a benefit hereunder on account of a separation from service within the meaning of Code Section 409A and the regulations promulgated thereunder, his or her initial Benefit Payment Date shall be the later of (a) such date as may be designated under a Schedule A then in effect, or (b) the first business day of the calendar month that is at least six months after the date of his or her Separation from Service. If the distribution of a benefit is required to be postponed under subparagraph (b) hereof, the distribution of such benefit shall include any amount required to be postponed, without liability for interest.

For this purpose, the term “Specified Employee” shall mean any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of any Employer that is a corporation whose stock is publicly traded on an established securities market or otherwise, as determined by the Committee in accordance with Code Section 409A. Status as a key employee shall be determined based upon the 12-month period ending on each December 31st. Participants who are deemed key employees as of a December 31st shall be considered Specified Employees hereunder during the 12-month period commencing on the following April 1st.

10.6 Small Benefits. If the value of a Participant’s Account is not more than the applicable dollar limit under Code Section 402(g), determined as of his or her initial Benefit Payment Date, then notwithstanding any provision of this Plan to the contrary, the Committee shall distribute such amount to such Participant, or his or her Beneficiary, in the form of a single-sum payment as of the first business day that is at least 30 days after such date, which distribution shall be in lieu of any benefit otherwise provided hereunder.

ARTICLE XI

PARTICIPANTS’ RIGHTS

11.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber any amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony, or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.

11.2 No Continued Employment. No Participant shall have any right to continue in the employ of the Company or an Affiliate for any period of time or any right to continue his or her present or any other rate of compensation on account of participation in this Plan.

11.3 Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall remain the obligation of the Company or the Affiliate who is the employer of a Participant hereunder. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations of the Company or Affiliate, such deficiency shall be paid by the Affiliate or the Company, as the case may be.

11.4 Taxes. The Company or an Affiliate or any third-party payor shall withhold from the payment benefits hereunder any amount required to be withheld under applicable federal or state tax laws.

11.5 Company’s Protection. By execution of a Schedule A, each Participant shall be deemed to have agreed to cooperate with the Company and its Affiliates by furnishing any and all information reasonably requested by the Committee in order to facilitate the payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Company or the Committee may deem necessary and taking such other action as may reasonably be requested by the Company or the Committee. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder. Upon any such determination, the Participant shall be entitled to the return of the principal amount of his or her deferrals.

ARTICLE XII

MISCELLANEOUS

12.1 Termination of Plan. The Board shall have the right, at any time, to terminate this Plan. The Board shall provide written notice of such termination to each Participant hereunder. As of the effective date of the termination hereunder:

(a) No additional Participants shall be added to the Plan;

(b) All deferrals hereunder shall cease; provided that any deferral election in effect as of the termination date shall be given effect in accordance with its terms;

(c) Amounts then credited to a Participant’s Deferred Benefit Account shall continue to be invested in accordance with Section 6.3 hereof; and

(d) Distribution of a Participant’s Accounts shall be made at the time and in the manner prescribed under Articles VII and VIII hereof.

12.2 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts or property to be added to the trust on behalf of the Company or an Affiliate. The property comprising the assets of such trust, including any insurance policy on the life of a Participant purchased by such trust or contributed to such trust by the Company or an Affiliate, shall at all times remain the property of such trust. The trustee of such trust shall distribute the assets comprising such trust in accordance with the provisions and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of such trust to or for the benefit of the Company or any Affiliate, except as provided in the trust agreement.

No Participant or Beneficiary shall have the right to, or claim under or against, any insurance policy on the life of the Participant obtained by the Company or an Affiliate or any asset held in trust to help defray the cost incurred in providing benefits under this Plan. Any such policy or other property shall be, and remain, a general, unpledged asset of the Company or an Affiliate or the trust, as the case may be.

12.3 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Company and each Participant hereto and their respective heirs, executors, administrators, successors, and assigns.

12.4 No Effect on Other Benefits. Any compensation paid or benefits provided to a Participant shall be in addition to, and not in lieu of, the benefits provided to such Participant under this Plan. Nothing in this Plan shall be construed as limiting, varying, or reducing the provision of any benefit available to a Participant, such Participant’s estate, or Beneficiary pursuant to any employment agreement, retirement plan, including any qualified pension or profit-sharing plan, health, disability or life insurance plan, or any other form of agreement or arrangement between the Company and/or an Affiliate and a Participant.

12.5 Amendment and Modification. The Board may amend this Plan, in its discretion. In addition, the Committee shall possess the authority to amend the Plan, any Schedule A executed in connection with the Plan or any ancillary form or document related to the Plan, to facilitate its administration, to ensure that the Plan is deemed an unfunded plan of deferred compensation within the meaning of the Code or ERISA, or otherwise to comply or make consistent with applicable law.

Any amendment that adversely affects the amount then credited to a Participant’s Accounts shall be effective only with the written consent of each such Participant. Notwithstanding the foregoing, however, the consent of any Participant or Beneficiary shall not be required if the Board or the Committee, as the case may be, reasonably determines that an amendment or modification is necessary to ensure that amounts credited to a Participant’s Accounts are not subject to Federal income taxation until withdrawn or distributed or to ensure that the Plan is deemed to be unfunded or maintained for the benefit of a select group of management employees within the meaning of ERISA.

12.6 Governing Law. This Plan is governed by the internal laws of the State of Alabama, in all respects, including matters of construction, validity and performance.

12.7 Transition Election. Notwithstanding any provision of the Plan to the contrary, a Participant as of November 30, 2008, who has not yet experienced a Separation from Service (a “Transition Participant”), shall be entitled to:

(a) Designate a new Benefit Payment Date or a new date on which his or her Fixed Payment Deferral shall be made; and/or

(b) As to a Retirement Benefit, designate (i) a new form of payment, (ii) an increase or decrease in the number of annual installment payments previously in effect, or (iii) or a new Benefit Payment Date.

Any such designation shall be made on forms provided by the Committee and shall be subject to such additional limitations as the Committee shall impose. Notwithstanding any provision of the Plan to the contrary, any such designation shall be given effect provided it is received and accepted by the Committee not later than December 31, 2008, or such earlier date as may be required by the Committee. If a Transition Participant fails to timely submit an election hereunder, the time and form of payment previously in effect shall remain applicable. Any modification that is received and accepted by the Committee shall then be subject to further modification in accordance with Section 7.4 hereof.

12.8 Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void.

THIS AMENDED AND RESTATED PLAN is adopted on the      day of December, 2013, effective as of January 1, 2014.

CADENCE FINANCIAL CORPORATION

By:

Its:

CADENCE FINANCIAL CORPORATION

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

EXHIBIT A

PARTICIPATING AFFILIATES

Employees of the following Affiliates of the Company shall be eligible to participate in the Plan, when designated in accordance with Article III thereof:

Affiliate	Federal Tax ID Number

Cadence Bank, N.A.	64-0156695

Town & Country Insurance Agency, Inc.	76-0257480

Linscomb & Williams, Inc.	20-3395446

CADENCE FINANCIAL CORPORATION

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

EXHIBIT B

INVESTMENT POLICY

1.	Purpose:

This Investment Policy (the “Policy”) is intended to form a part of the Cadence Financial Corporation Deferred Compensation Plan (the “Plan”) and to be deemed incorporated therein by this reference. This Investment Policy is adopted by the Committee pursuant to the power and authority granted to it under Section 6.3 of the Plan. Capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2.	Investment Specifications:

Each Participant shall be permitted to provide advisory investment specifications to the Committee with respect to the investment and reinvestment of amounts credited to his or her Accounts, from time to time. Such investment specifications shall provide for investment in one or more of the following:

(a)	FMI Large Cap Fund (FMIHX)

(b)	Toreador Large Cap (TORZA)

(c)	Primecap Odyssey Growth (POGRX)

(d)	Vanguard 500 Index Fund – Signal Shares (VIFSX)

(e)	Primecap Odyssey Aggressive Growth (POAGX)

(f)	T. Rowe Price Diversified S/C Growth (FCVIX)

(g)	MFS International Growth (MINIX)

(h)	Oakmark International Fund (OAKIX)

(i)	Federated Municipal Ultrashort Fund (FMUSX)

(j)	PIMCO Income (PIMIX)

(k)	Metropolitan West Total Return Bond (MWTIX)

(l)	Loomis Sayles Bond Fund (LSBDX)

(m)	Metropolitan West Low Duration Bond (MWLIX)

(n)	Templeton Global Bond Fund (TGBAX)

(o)	Goldman Sachs Dynamic Emerging Markets (GDDIX)

(p)	Fidelity Advisor Strategic Real Return Fund (FSIRX)

(q)	Northern Trust Government Money Market Fund (BNGXX)

Investment specifications provided by a Participant hereunder shall be made in the following form:

(a)	Investment specifications shall be separately stated with respect to prospective contributions and existing account balances.

(b)	Investment specifications shall be made in writing and delivered to the Committee.

Investment specifications shall be effective not later than one business day after receipt by the Committee, provided that any investment in a common or collective investment offered by the Trustee shall be made on a monthly basis and any other investment with a time restriction or delay shall be made as soon as administratively practicable.

3.	Authority of the Committee:

In addition to any power and authority granted to it under the Plan, the Committee shall possess the authority to increase or decrease the number of investment alternatives available hereunder, substitute, add or remove any investment alternative available hereunder or restrict the person or persons with respect to whom an investment alternative may be available. Such power and authority need not be uniformly exercised as to all Participants in the Plan. The Committee may establish additional investment policies and procedures with respect to investment specifications or, amend this policy, in its discretion, from time to time.

Authorized Representative of the Committee

Date: